UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               CELADON GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    150838100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 APRIL 17, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [X]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).

CUSIP No. 150838100                                                Page 2 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               FERNANDO MONTERO DEFINED BENEFIT PENSION TRUST
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               NOT APPLICABLE
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

                                   0
         NUMBER OF           ----- ---------------------------------------------
          SHARES              6    Shared Voting Power
       BENEFICIALLY
         OWNED BY                  18,100
           EACH              ----- ---------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON
           WITH                    0
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   18,100
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               18,100 (INDIVIDUALLY)
               763,200 (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .2%  (INDIVIDUALLY)
               9.8%  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                 OO
-------------- -----------------------------------------------------------------

CUSIP No. 150838100                                                Page 3 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               FERNANDO MONTERO
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               PERU
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

                                   0
         NUMBER OF           ----- ---------------------------------------------
          SHARES              6    Shared Voting Power
       BENEFICIALLY
         OWNED BY                  68,100*
           EACH              ----- ---------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON
           WITH                    0
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   68,100*
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               68,100*  (INDIVIDUALLY)
               763,200 (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .9%*  (INDIVIDUALLY)
               9.8%    (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                              IN
-------------- -----------------------------------------------------------------

* Reflects 18,100 shares held of record by the Fernando Montero Defined Benefit Pension Trust, of which Mr. Fernando Montero is a Trustee and 50,000 shares held of record jointly by Mr. Fernando Montero and his spouse, Mrs. Cecilia Montero.

CUSIP No. 150838100                                                Page 4 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               CECILIA MONTERO
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               PERU
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

                                   0
         NUMBER OF           ----- ---------------------------------------------
          SHARES              6    Shared Voting Power
       BENEFICIALLY
         OWNED BY                  68,100*
           EACH              ----- ---------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON
           WITH                    0
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   68,100*
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               68,100*  (INDIVIDUALLY)
               763,200  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .9%*  (INDIVIDUALLY)
               9.8%  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                              IN
-------------- -----------------------------------------------------------------

* Reflects 18,100 shares held of record by the Fernando Montero Defined Benefit Pension Trust, of which Mrs. Cecilia Montero is a Trustee and 50,000 shares held of record jointly by Mrs. Cecilia Montero and her spouse, Mr. Fernando Montero.

CUSIP No. 150838100                                                Page 5 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               VIZCAYA INVESTMENTS, INC.
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               BRITISH VIRGIN ISLANDS
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

                                   494,800
         NUMBER OF           ----- ---------------------------------------------
          SHARES              6    Shared Voting Power
       BENEFICIALLY
         OWNED BY                  0
           EACH              ----- ---------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON
           WITH                    494,800
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   0
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               494,800  (INDIVIDUALLY)
               763,200  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               6.4%  (INDIVIDUALLY)
               9.8%  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                CO
-------------- -----------------------------------------------------------------

CUSIP No. 150838100                                                Page 6 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               ATLANTIC BALANCED FUND INC.*
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               BRITISH VIRGIN ISLANDS
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

                                   100,300
         NUMBER OF           ----- ---------------------------------------------
          SHARES              6    Shared Voting Power
       BENEFICIALLY
         OWNED BY                  0
           EACH              ----- ---------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON
           WITH                    100,300
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   0
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               100,300  (INDIVIDUALLY)
               763,200  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               1.3%  (INDIVIDUALLY)
               9.8%  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                               CO
-------------- -----------------------------------------------------------------

* All of the issued and outstanding voting stock of Atlantic Balanced Fund Inc. is owned by Atlantic Security Holding Corp. ("ASHC"), a corporation organized under the laws of the Cayman Islands. ASHC is a wholly-owned subsidiary of Credicorp Ltd., a corporation organized under the laws of Bermuda.

CUSIP No. 150838100                                                Page 7 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               ATLANTIC SECURITY BANK*
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               CAYMAN ISLANDS
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

         NUMBER OF                 50,000
          SHARES             ----- ---------------------------------------------
       BENEFICIALLY           6    Shared Voting Power
         OWNED BY
           EACH                    0
         REPORTING           ----- ---------------------------------------------
          PERSON              7    Sole Dispositive Power
           WITH
                                   50,000
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   0
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               50,000  (INDIVIDUALLY)
               763,200  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .6%  (INDIVIDUALLY)
               9.8%  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                                BK
-------------- -----------------------------------------------------------------

* Atlantic Security Bank ("ASB") is a wholly-owned subsidiary of Atlantic Security Holding Corp. ("ASHC"), a corporation organized under the laws of the Cayman Islands. ASHC is a wholly-owned subsidiary of Credicorp Ltd., a corporation organized under the laws of Bermuda.

CUSIP No. 150838100                                                Page 8 of 17

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               SOUTHAMPTON FINANCE CORP.
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group          (a) [X]
                                                                         (b) [ ]
-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               PANAMA
---------------------------- ----- ---------------------------------------------
                              5    Sole Voting Power

                                   50,000
         NUMBER OF           ----- ---------------------------------------------
          SHARES              6    Shared Voting Power
       BENEFICIALLY
         OWNED BY                  0
           EACH              ----- ---------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON
           WITH                    50,000
                             ----- ---------------------------------------------
                              8    Shared Dispositive Power

                                   0
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               50,000  (INDIVIDUALLY)
               763,200  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               .6%  (INDIVIDUALLY)
               9.8%  (TOTAL GROUP SHARES)
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (SEE Instructions)

                                               CO
-------------- -----------------------------------------------------------------

CUSIP No. 150838100                                                Page 9 of 17


ITEM 1(A).        NAME OF ISSUER:

                  Celadon Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Celadon Drive
                  Indianapolis, IN 46235-4207

ITEM 2(A).        NAME OF PERSONS FILING:

                  Fernando Montero Defined Benefit Pension Trust
                  Fernando Montero
                  Cecilia Montero
                  Vizcaya Investments, Inc.
                  Atlantic Balanced Fund Inc.
                  Atlantic Security Bank
                  Southampton Finance Corp.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Fernando Montero Defined Benefit Pension Trust
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Fernando Montero
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Cecilia Montero
                  2665 South Bayshore Drive
                  Suite 1101
                  Coconut Grove, FL 33133

                  Vizcaya Investments, Inc.
                  c/o Atlantic Security Bank
                  Calle 50 y Aquilino de la Guardia
                  Torre Banco Continental
                  Piso 28 & 29
                  Ciudad de Panama, Panama

                  Atlantic Balanced Fund, Inc.
                  c/o Atlantic Security Bank
                  Calle 50 y Aquilino de la Guardia

CUSIP No. 150838100                                                Page 10 of 17

                  Torre Banco Continental
                  Piso 28 & 29
                  Ciudad de Panama, Panama

                  Atlantic Security Bank
                  Calle 50 y Aquilino de la Guardia
                  Torre Banco Continental
                  Piso 28 & 29
                  Ciudad de Panama, Panama

                  Southampton Finance Corp.
                  c/o Atlantic Security Bank
                  Calle 50 y Aquilino de la Guardia
                  Torre Banco Continental
                  Piso 28 & 29
                  Ciudad de Panama, Panama

ITEM 2(C).        CITIZENSHIP:

                  See Item 4 on Page 2
                  See Item 4 on Page 3
                  See Item 4 on Page 4
                  See Item 4 on Page 5
                  See Item 4 on Page 6
                  See Item 4 on Page 7
                  See Item 4 on Page 8

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  150838100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: Not Applicable.

         (a)      [ ]    Broker or dealer registered under Section 15 of the Act
                         (15 U.S.C. 78o)

         (b)      [ ]    Bank as defined in Section 3(a)(6) of the Act
                         (15 U.S.C. 78c)

         (c)      [ ]    Insurance Company as defined in Section 3(a)(19) of the
                         Act (15 U.S.C. 78c)

CUSIP No. 150838100                                                Page 11 of 17

         (d)      [ ]    Investment company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8)

         (e)      [ ]    An investment adviser in accordance withss.240.13d-1(b)
                         (1)(ii)(E)

         (f)      [ ]    An employee benefit plan or endowment fund in
                         accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g)      [ ]    A parent holding company or control person in
                         accordance with ss.240.13d-1(b)(ii)(G)

         (h)      [ ]    A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act

         (i)      [ ]    A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

         (j)      [ ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned:

                  See Item 9 on Page 2
                  See Item 9 on Page 3
                  See Item 9 on Page 4
                  See Item 9 on Page 5
                  See Item 9 on Page 6
                  See Item 9 on Page 7
                  See Item 9 on Page 8

         (b)      Percent of Class:

                  See Item 11 on Page 2
                  See Item 11 on Page 3
                  See Item 11 on Page 4
                  See Item 11 on Page 5
                  See Item 11 on Page 6
                  See Item 11 on Page 7
                  See Item 11 on Page 8

CUSIP No. 150838100                                                Page 12 of 17

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Item 5 on Page 2
                        See Item 5 on Page 3
                        See Item 5 on Page 4
                        See Item 5 on Page 5
                        See Item 5 on Page 6
                        See Item 5 on Page 7
                        See Item 5 on Page 8

                  (ii)  Shared power to vote or to direct the vote:

                        See Item 6 on Page 2
                        See Item 6 on Page 3
                        See Item 6 on Page 4
                        See Item 6 on Page 5
                        See Item 6 on Page 6
                        See Item 6 on Page 7
                        See Item 6 on Page 8

                  (iii) Sole power to dispose or to direct the
                        disposition of:

                        See Item 7 on Page 2
                        See Item 7 on Page 3
                        See Item 7 on Page 4
                        See Item 7 on Page 5
                        See Item 7 on Page 6
                        See Item 7 on Page 7
                        See Item 7 on Page 8

                  (iv) Shared power to dispose or to direct the disposition of:

                        See Item 8 on Page 2
                        See Item 8 on Page 3
                        See Item 8 on Page 4
                        See Item 8 on Page 5
                        See Item 8 on Page 6
                        See Item 8 on Page 7
                        See Item 8 on Page 8

CUSIP No. 150838100                                                Page 13 of 17

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Exhibit B attached hereto

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          APRIL 24, 2000
                                          -------------------------------------
                                          (Date)

                                          Fernando Montero Defined Benefit
                                          Pension Trust

                                          By: /S/ FERNANDO MONTERO, TRUSTEE
                                             ----------------------------------
                                             (Signature)

                                             Fernando Montero, Trustee/
                                             Authorized Signatory
                                             ----------------------------------
                                             (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a join statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Fernando Montero Defined Benefit Pension Trust.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: APRIL 24, 2000
     ------------------------
                                         FERNANDO MONTERO DEFINED
                                         BENEFIT PENSION TRUST

                                         By: /S/ FERNANDO MONTERO, TRUSTEE
                                            -----------------------------------
                                         Name: Fernando Montero, Trustee
                                         Title: Authorized Signatory

                                         /S/ FERNANDO MONTERO
                                         --------------------------------------
                                         Fernando Montero

                                         /S/ CECILIA MONTERO
                                         --------------------------------------
                                         Cecilia Montero


                                         VIZCAYA INVESTMENTS, INC.

                                         By: /S/ CARLOS MUNOZ
                                            -----------------------------------
                                         Name: Carlos Munoz
                                         Title: Authorized Signatory

                                         ATLANTIC BALANCED FUND INC.

                                         By: /S/ RAIMUNDO MORALES
                                            -----------------------------------
                                         Name: Raimundo Morales
                                         Title:  Authorized Signatory


                                         ATLANTIC SECURITY BANK

                                         By: /S/ JORGE PONCE
                                            -----------------------------------
                                         Name: Jorge Ponce
                                         Title: Authorized Signatory


                                         SOUTHAMPTON FINANCE CORP.

                                         By: /S/ JORGE PONCE
                                            -----------------------------------
                                         Name: Jorge Ponce
                                         Title: Authorized Signatory

                                    Exhibit B

Members of Group:

         Fernando Montero Defined Benefit Pension Trust                     (OO)
         Fernando Montero                                                   (IN)
         Cecilia Montero                                                    (IN)
         Vizcaya Investments, Inc.                                          (CO)
         Atlantic Security Holding Corp.(1)(2)                              (CO)
         Credicorp Ltd.(1)(2)                                               (CO)
         Atlantic Balanced Fund Inc.                                        (CO)
         Atlantic Security Bank                                             (BK)
         Southampton Finance Corp.                                          (CO)

Aggregate amount of common shares beneficially owned by group:

                           763,200

Percent of class:

                           9.8%

(1) The holdings of these members have been reported by Atlantic Balanced Fund Inc.
(2)      The holdings of these members have been reported by Atlantic Security
         Bank.